UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2023

Rocket Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2023, Rocket Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Leerink Partners LLC and Cowen and Company, LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell up to (i) 7,812,500 shares of common stock (the “Shares”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 3,126,955 shares of common stock (the “Offering”). In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,640,918 shares of its common stock (the “Option Shares”).

The Underwriters exercised their option to purchase the Option Shares in full, and the Offering closed on September 15, 2023.

The Shares and the Option Shares were sold in the Offering at the public offering price of $16.00 per share and were purchased by the Underwriters from the Company at a price of $15.04 per share. The Pre-Funded Warrants were sold at a public offering price of $15.99 per Pre-Funded Warrant, which represents the per share public offering price for the common stock less the $0.01 per share exercise price for each such Pre-Funded Warrant. Each Pre-Funded Warrant is exercisable as of September 15, 2023 until fully exercised, subject to an ownership limitation pursuant to the Underwriting Agreement.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-253756), which was previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on September 10, 2021.

The net proceeds from the Offering, after (i) giving effect to the Underwriters’ full exercise of their option to purchase the Option Shares and (ii) deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are expected to be approximately $188.9 million. The Company currently intends to use the net proceeds from the offering primarily to fund the further development of its pipeline of gene therapies for rare diseases, including the advancement of RP-A501 into a Phase 2 clinical trial and the continued clinical development of RP-A501, to accelerate the development of in-house manufacturing capabilities, and for general corporate purposes. The Company may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products. However, the Company currently has no agreements or commitments to complete any such transaction.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors, and certain other shareholders entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 90-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions.

The foregoing is a summary description of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The form of Pre-Funded Warrant is filed as Exhibit 4.1 to this report and the description of the terms of the Pre-Funded Warrants is qualified in its entirety by reference to such exhibit.

A copy of the opinion of K&L Gates LLP relating to the validity of the Shares, the Option Shares and the Pre-Funded Warrants issued in the Offering is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated September 12, 2023, among Rocket Pharmaceuticals, Inc. and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Leerink Partners LLC and Cowen and Company, LLC, as representative of the several underwriters named in Schedule A thereto.
4.1	Form of Pre-Funded Warrant.
5.1	Opinion of K&L Gates LLP.
23.1	Consent of K&L Gates LLP (contained in Exhibit 5.1).
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2023	Rocket Pharmaceuticals, Inc.

	By:	/s/ Gaurav Shah, MD
	Name:	Gaurav Shah, MD
	Title:	Chief Executive Officer and Director